Exhibit 10.2

THE SECURITY REPRESENTED BY THIS UNSECURED SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS PRIOR TO SUCH SALE, TRANSFER, PLEDGE OR DISPOSITION, MAKER IS FURNISHED WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO MAKER, THAT THE PROPOSED SALE, TRANSFER, PLEDGE, OR DISPOSITION WILL BE EXEMPT FROM SUCH REGISTRATION.

THIS NOTE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN SENIOR INDEBTEDNESS (DEFINED BELOW) TO THE EXTENT AND ON THE TERMS SET FORTH HEREIN. REFERENCE IS MADE TO SECTION 6 BELOW AND EXHIBIT “A” FOR MORE DETAIL AS TO THE SUBORDINATION.

UNSECURED SUBORDINATED NOTE

$65,500,000.00	October 23, 2014

FOR VALUE RECEIVED, THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (“Maker”), promises to pay to the order of those entities listed in Annex A hereto (each, a “Payee”, and collectively, the “Payees”), the principal sums of set forth next to the name of each Payee as set forth on Annex A hereto (with the aggregate principal amount payable to all Payees being Sixty-Five Million Five Hundred Thousand Dollars ($65,500,000.00)) with interest, on the terms and conditions described below. The actual amount due and owing from time to time hereunder shall be evidenced by each Payee’s records, which shall be prima facie evidence of the unpaid balance thereof.

1. Definitions. As used in this Note, all capitalized terms that are not defined in this Section 1 or directly within the body of this Note shall have the respective meaning set forth in the Credit Agreement.

(a) “Commission” shall mean the Securities and Exchange Commission.

(b) “Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement dated August 2, 2013, as amended by the first amendment dated as of May 28, 2014 and the second amendment dated as of October 23, 2014, by and among the Maker, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

(c) “Default Rate” shall have the meaning given such term in Section 4(a).

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e) “GAAP” shall mean generally accepted accounting principles.

(f) “Interest Period” shall have the meaning given such term in Section 2(a) hereof.

(g) “Issuance Date” shall mean the issuance date of this Note.

(h) “Maker” shall have the meaning given such term in the introductory paragraph hereto.

(i) “Maturity Date” shall have the meaning given such term in Section 3(a) hereof.

(j) “Note” shall mean this Unsecured Subordinated Note, as the same may be amended or modified from time to time.

(k) “Payee” and “Payees” shall have the meaning given such terms in the introductory paragraph hereto, and shall include each Payee’s successors and assigns.

(l) “PIK Interest” shall have the meaning given such term in Section 2(a) hereof.

(m) “Rights Offering” shall have the meaning given such term in the Standby Purchase Agreement.

(n) “Rights Offering Outside Date” shall mean the One Hundred Twentieth (120th)-day anniversary of the Issuance Date, as such date may be extended by the Maker, but in no event for more than an additional aggregate of one hundred eighty (180) days, if (i) the Commission issues a stop order suspending the effectiveness of any registration statement relating to the Rights Offering or the initiation of proceedings with respect to such a registration statement under Section 8(d) or 8(e) of the Securities Act, (ii) the Board determines, in its good faith judgment, that the Rights Offering should not be undertaken because it would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development or plan, including any material financing, securities offering, acquisition, disposition, corporate reorganization or merger or other transaction involving the Maker or any of its Subsidiaries or (iii) the Maker possesses material non-public information the disclosure of which the Board determines, in its good faith judgment, would reasonably be expected to not be in the best interests of the Maker and its Subsidiaries.

(o) “Securities Act” shall mean the Securities Act of 1933, as amended.

(p) “Standby Purchase Agreement” shall mean that certain Standby Purchase Agreement, dated as of the date hereof, by and among the Maker and the Payees.

(q) “Transaction Documents” shall mean this Note and the Standby Purchase Agreement.

2. Interest Rate; Manner of Payment; Application of Payments.

(a) Interest Rate. Beginning on the Issuance Date, subject to the provisions of Section 4 hereof, the outstanding principal balance of this Note shall bear interest at a rate per annum equal to fourteen percent (14%), increasing by five tenths of a percent (0.5%) per annum commencing on the Rights Offering Outside Date, and further increasing by five tenths of a percent (0.5%) per annum on each ninety (90)-day anniversary of the Rights Offering Outside Date (each such period, an “Interest Period”), up to a maximum aggregate per annum interest rate of eighteen and five tenths percent (18.5%). Interest for the period commencing on the Issuance Date and ending on the 120th-day anniversary of the Issuance Date (i.e. $3,014,795) shall be paid in advance entirely in cash on the Issuance Date. Interest for the period commencing after the one hundred twenty (120)-day anniversary of the Issuance Date shall be paid, quarterly, in arrears, entirely by increasing the principal amount of this Note by an amount equal to the amount of interest for the applicable Interest Period, which shall be due and payable, together with all interest accrued thereon, in cash, on the Maturity Date (“PIK Interest”). Interest will be computed on the basis of the actual number of days elapsed in a 365/366 day year. References in this Note to the “principal” amount shall include increases in the principal amount as a result of any PIK Interest payment.

(b) Manner of Payment. All payments (including prepayments) by the Maker hereunder shall be made to each Payee at its address set forth in Section 13 hereof, or such other place or places as a Payee may direct, prior to the date of payment, in lawful money of the United States of America, and in immediately available funds. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day; provided, however, that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

(c) Application of Payments. All payments to the Payees in respect of the indebtedness evidenced hereby or any other obligation of the Maker under the other Transaction Documents shall be applied (i) first to the payment in full of any costs incurred by the Payees in the collection of the indebtedness evidenced hereby or any other obligation of the Maker under the other Transaction Documents, including without limitation, reasonable attorneys’ fees, (ii) then to the payment in full of any late charges, (iii) then to the payment in full of accrued, unpaid interest on the Notes, allocated to the Payees pro rata based on their respective principal amounts, and (iv) then to the reduction of the unpaid principal balance on the Note, applied against such unpaid principal balance as determined in the sole discretion of the Payees. The Maker agrees that to the extent it makes a payment or payments to or for the account of the Payees, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the indebtedness or obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

3. Maturity Date; Prepayment; Use of Proceeds.

(a) Maturity Date. Subject to the provisions of Section 7 hereof, the entire outstanding principal balance of this Note and all accrued unpaid interest, late charges, fees, and expenses hereunder shall be immediately due and payable on the day that is ninety-one (91) days after August 2, 2018 (the “Maturity Date”).

(b) Mandatory Prepayment. Promptly following the Maker’s receipt of the gross proceeds from the Rights Offering and the Payees’ commitments under the Standby Purchase Agreement, the Maker shall prepay in cash the aggregate principal amount of this Note plus all accrued and unpaid interest and all other amounts due under this Note. Except as expressly set forth in this Note, this Note may not be prepaid.

(c) Use of Proceeds. Maker will use the proceeds of the Note to fund, in part, the acquisition by the Maker of CCHN Group Holdings, Inc., a Delaware corporation.

4. Default Rate; Maximum Legal Rate.

(a) Default Rate. Notwithstanding Section 2(a), upon the occurrence of any Event of Default as described in Section 7 hereof, this Note shall immediately and automatically begin to bear interest at the annual rate of eighteen and five tenths percent (18.5%) (such per annum rate, the “Default Rate”) and shall continue thereafter to bear interest at the Default Rate until such Event of Default is cured or waived, as appropriate, in writing by the Payees. All incremental increases in interest payments attributable to the application of the Default Rate shall be paid as PIK Interest.

(b) Maximum Legal Rate. Notwithstanding anything contained herein or the other Transaction Documents, the Maker shall not be obligated to pay and the Payees shall not collect interest on the indebtedness evidenced hereby at a rate in excess of the maximum permitted by law or the maximum rate that will not subject the Maker to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, the Maker is required, under the provisions hereof, under the other Transaction Documents or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the outstanding balance of the indebtedness evidenced hereby as of the date on which such excess payment was made. If the amount to be so applied to reduction of the outstanding balance of the indebtedness evidenced hereby exceeds the outstanding balance hereof, the amount of such excess shall be refunded to the Maker by the Payees.

(c) Post-Judgment Interest. The interest rate or rates provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which the Payee enters judgment on this Note.

5. Representations and Warranties. Maker represents and warrants to the Payees that:

(a) Existence, Qualification and Power. Maker (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Transaction Documents, and (iii) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification (to the extent the concept of good standing is applicable to the Maker under the laws of such jurisdiction); except in each case referred to in clause (ii)(A) or (B) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance by the Maker of each Transaction Document has been duly authorized by all necessary corporate action, and does not (i) contravene the terms of any of the Maker’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation to which the Maker is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Maker or its property is subject; (iii) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); or (iv) result in a limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of the Maker or any of its Subsidiaries or adversely affect the ability of the Maker or any of its Subsidiaries to participant in any Medical Reimbursement Programs; except in each case referred to in clause (ii)(B), (iii) or (iv) above, to the extent that such conflict, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Maker of this Agreement or any other Transaction Document other than those approvals, consents, exemptions, authorizations or other actions, notices or filings, that have already been obtained, taken, given or made and are in full force and effect except such as may be required by the NASDAQ Global Market, federal securities laws and the securities laws of the several states of the United States with respect to the Rights Offering and except to the extent that such approval, consent, exemption, authorization, or other action could not reasonably be expected to have a Material Adverse Effect.

(d) Binding Effect. Each Transaction Document has been duly executed and delivered by the Maker. Each Transaction Document constitutes a legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

(e) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Maker or any of its Subsidiaries, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Maker or any of its Subsidiaries or against any of their properties or revenues that (a) could reasonably be expected to adversely affect the rights and remedies of the Payees under this Agreement or any other Transaction Document or (b) could reasonably be expected to have a Material Adverse Effect.

(f) No Default. No Default or Event of Default has occurred and is continuing.

(g) Credit Agreement. All representations and warranties (other than those set forth in Section 6.01(b)(ii) (Existence, Qualification and Power), Section 6.02 (Authorization; No Contravention), Section 6.03 (Governmental Authorization; Other Consents), Section 6.04 (Binding Effect), Section 6.06 (Litigation), Section 6.07(b) (No Default), Section 6.19 (Perfection of Security Interests in the Collateral) and Section 6.20 (Business Locations)) made by Maker under the Credit Agreement are incorporated herein by reference as though specifically set forth herein and are true and correct as of the date hereof.

6. Subordination. Notwithstanding anything else to the contrary in this Note, this Note and the indebtedness evidenced hereby are subordinated in the manner and to the extent set forth in Exhibit “A” hereof.

7. Default: Rights, Remedies.

(a) Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(i) Non-Payment. Failure by the Maker to pay the principal of or accrued interest on this Note within five (5) Business Days from the date such amount becomes due.

(ii) Falsity of Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Maker herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made.

(iii) Failure to Perform Certain Covenants. Failure by the Maker to observe or perform any other covenants, conditions or provisions contained in this Note or in the other Transaction Documents; provided, however, that with respect to a violation of the covenants contained in Section 8 of this Note, such failure shall continue for a period of thirty (30) days after the earlier of (i) written notice thereof from the Payees to the Maker, or (ii) the date on which any officer, director or member of the Maker knew, or should reasonably have known, of such failure.

(iv) Default Under Other Obligations.

(A) The Maker defaults in any payment of principal on any obligations for borrowed money having a principal amount of more than $24,000,000 in aggregate (other than under this Note) beyond any period of grace provided with respect thereto;

(B) The Maker defaults in any payment of interest on any obligations for borrowed money having a principal amount of more than $24,000,000 in aggregate (other than under this Note) and such default continues for a period of thirty (30) days beyond any period of grace provided with respect thereto; or

(C) The Maker defaults in the performance of any other agreement, term or condition contained in any obligation for borrowed money having a principal amount of more than $24,000,000 in aggregate (other than under this Note) or in any agreement relating thereto beyond any period of grace provided with respect thereto, if the effect of such default is to cause such obligation to become due prior to its stated maturity, and such obligation actually becomes due prior to such stated maturity.

provided, however, with respect to clauses (A), (B) and (C) above, to the extent that any such default arises under the Credit Agreement and such default is subsequently cured or waived, then such cross-defaults shall be deemed simultaneously cured or waived.

(v) Insolvency Proceedings, Etc. The Maker or any of its Subsidiaries (other than any Immaterial Subsidiary; provided that the Immaterial Subsidiaries excepted from this Section 7(a)(v) at any time shall not have aggregate revenues exceeding 5% of consolidated revenues of the Maker and its Subsidiaries for the applicable period) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(vi) Invalidity of Transaction Documents. Any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all amounts due hereunder (other than in respect of unasserted indemnification and expense reimbursement contingent indemnification obligations that survive the termination of any Transaction Agreement), ceases to be in full force and effect in all material respects; or the Maker or any of its Subsidiaries contests in any manner the validity or enforceability of any Transaction Document; or the Maker denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document.

(vii) Change of Control. There occurs any Change of Control.

(b) Acceleration.

(i) Upon the occurrence of an Event of Default set forth in Sections 7(a)(i)-(iv) or 7(a)(vi)-(vii), the Payees may, by written notice to the Maker, declare this Note to be due and payable, whereupon the principal amount of this Note and all such outstanding indebtedness and obligations, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding; provided however, to the extent that any default described in Section 7(a)(iv) arises under the Credit Agreement and has resulted in the acceleration of the Maker’s obligations under the Credit Agreement, in the event such obligations are subsequently reinstated upon the cure or waiver of such cross-defaults under the Credit Agreement, then the acceleration of the Maker’s obligations under this Note shall be rescinded and the obligations hereunder reinstated.

(ii) Upon the occurrence of an Event of Default set forth in Sections 7(a)(v), this Note shall automatically and immediately become due and payable, in all cases without any action on the part of the Payees or any other person.

(c) No Marshalling, Etc., Required. If an Event of Default shall have occurred and be continuing, the Payees shall not be required to marshal any present or future security for, or guarantees of, the obligations hereunder or to resort to any such security or guarantee in any particular order and the Maker waives, to the fullest extent that they lawfully can, any right they might have to require the Payees to pursue any particular remedy before proceeding against it.

(d) Remedies Cumulative. Each Payee may exercise any of its rights and remedies set forth in this Note. The remedies of each Payee shall be cumulative and concurrent, and may be pursued singly, successively, or together, at its sole discretion, and may be exercised as often as the occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

(e) Annulment of Defaults. Section 7 is subject to the condition that, if at any time after the principal of this Note or any other obligations of the Maker to the Payees under any Transaction Documents shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case each Payee may, by written instrument signed by such Payee and delivered to the Maker, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

(f) Distribution of Proceeds. In the event that following the occurrence or during the continuance of any Event of Default, the Maker receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

(i) First, to the payment of, or (as the case may be) the reimbursement of the Payees for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Payees in connection with the collection of such monies by the Payees, for the exercise, protection or enforcement by Payees of all or any of the rights, remedies, powers and privileges of the Payees under this Note or relating to the Note or the other Transaction Documents;

(ii) Second, to the indebtedness evidenced hereby, applied against such indebtedness as determined in the sole discretion of the Payees; and

(iii) Third, the excess, if any, shall be returned to the Maker or to such other persons as are entitled thereto.

8. Negative Covenants. So long as this Note shall remain outstanding, the Maker shall not, and shall not permit any Subsidiary to, directly or indirectly (provided that references herein to “Subsidiaries” shall exclude any Captive Insurance Subsidiary for all Sections under this Section 8 except Section 8(a)):

(a) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Credit Agreement and other Loan Documents up to an amount equal to the Maximum Senior Indebtedness Principal Amount (as defined on Exhibit “A”);

(ii) Indebtedness of the Maker and its Subsidiaries set forth in Schedule 8.03 to the Credit Agreement;

(iii) intercompany Indebtedness permitted under Section 8.02 of the Credit Agreement;

(iv) Indebtedness in respect of Swap Contracts entered into by the Maker or any of its Subsidiaries in the ordinary course of business and not for speculative purposes;

(v) Indebtedness incurred to finance the acquisition, lease or cost of design, construction, expansion, repair, refurbishment, renovation, installment or improvement of any fixed or capital assets (including obligations in respect of Capital Leases) hereafter incurred by the Maker or any of its Subsidiaries; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $18,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (except by an amount not greater than accrued and unpaid interest with respect to such original obligations and any reasonable premiums, fees, costs and expenses incurred in connection with such refinancing);

(vi) Indebtedness of the Maker under the Convertible Notes in an aggregate principal amount not to exceed $84,000,000;

(vii) Indebtedness of Canadian Subsidiaries arising from trade payables unpaid for more than ninety (90) days in the aggregate amount not in excess of $3,000,000, and other Indebtedness of any Canadian Subsidiary in an aggregate principal amount not to exceed $6,000,000; provided, that such Indebtedness is not directly or indirectly recourse to the Maker or any Guarantor or of their respective assets; and

(viii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in an acquisition permitted hereunder, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) neither the Maker nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(ix) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(x) Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(xi) Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by the Maker or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(xii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Maker or any of its Subsidiaries pursuant to such agreements, in connection with acquisitions permitted hereunder or permitted dispositions and Earn Out Obligations required to be paid in connection with Permitted Acquisitions;

(xiii) Indebtedness to finance insurance premiums owing in the ordinary course of business;

(xiv) to the extent constituting Indebtedness, obligations under any Treasury Management Agreements entered into in the ordinary course of business;

(xv) unsecured Subordinated Indebtedness of the Loan Parties; provided that (i) such Subordinated Indebtedness shall not mature, and no scheduled principal payments, prepayments, repurchases, redemptions or sinking fund or like payments of any Subordinated Indebtedness shall be required, at any time on or prior to the date that is six (6) months after the Maturity Date, except as a result of a “change of control” or default thereunder, (ii) the Subordinated Indebtedness shall not include any financial maintenance covenants and the terms thereof shall otherwise not be more restrictive in any respect on the Loan Parties than the provisions of the Credit Agreement, (iii) the Loan Parties would be in compliance with the covenants set forth in Section 8.11 of the Credit Agreement as of the most recently completed period of four consecutive fiscal quarters ending prior to the incurrence of such Subordinated Indebtedness for which the financial statements and certificates required by Section 7.01(a) or 7.01(b) of the Credit Agreement, as the case may be, and Sections 7.02(a) and 7.02(b) of the Credit Agreement have been delivered, after giving pro forma effect to such incurrence and to any other event occurring after such period as to which pro forma recalculation is appropriate, (iv) no Default or Event of Default under the Credit Agreement or this Note shall have occurred and be continuing at the time of incurrence and (v) the Maker shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Payees;

(xvi) unsecured Indebtedness owed in respect of seller notes issued in connection with Permitted Acquisitions, provided that such Indebtedness (i) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Payees and (ii) shall not mature, and no payments or prepayments shall be required, at any time prior to the date that is six months after the Maturity Date;

(xvii) Indebtedness of Foreign Subsidiaries under foreign credit lines (including, without limitation, pursuant to issuances of letters of credit or bank guarantees) in an aggregate principal amount not to exceed $9,000,000;

(xviii) provided that no Default or Event of Default under the Credit Agreement or this Note has occurred and is continuing at the time of incurrence, additional Indebtedness of any Loan Party in an aggregate principal amount not to exceed $18,000,000 at any time outstanding;

(xix) Indebtedness of the Maker under any Convertible Indebtedness in an aggregate principal amount not to exceed $120,000,000;

(xx) Preferred Stock of the Maker (including the Series A Preferred and the Series A-1 Preferred Stock) in an aggregate liquidation amount not to exceed $120,000,000 (it being understood that such amount shall be increased to $222,000,000 if this Note is refinanced with Preferred Stock within 300 days of the Matrix Closing Date); and

(xxi) unsecured Indebtedness of the Maker under this Note; and

(xxii) all Permitted Refinancing Indebtedness in respect of Indebtedness of the types referred to in clauses (ii) through (viii), clauses (xv), and clauses (xix) through (xxi) above.

(b) Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) each Subsidiary may make Restricted Payments to the Maker, any Guarantor and any other Person that owns a direct Equity Interest in such Subsidiary on a pro rata basis to each holder of an Equity Interest in such Subsidiary;

(ii) the Maker and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) the Maker and each Subsidiary may make Restricted Payments not exceeding $2,400,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements, incentive plans or other benefit plans approved by the Maker’s board of directors for management, directors, former directors, employees and former employees of the Maker and its Subsidiaries; provided, that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;

(iv) the Maker may redeem, repurchase or otherwise acquire its Equity Interests from (i) retired or terminated employees or officers or employees, officers or directors of the Maker or its Subsidiaries pursuant to employment agreements entered into in the ordinary course of business or (ii) holders of restricted Equity Interests to the extent representing withholding tax obligations provided that purchases described in this clause (ii) shall not exceed $2,400,000 in any fiscal year; provided that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year, in each case, provided no Default or Event of Default under the Credit Agreement or this Note shall have occurred and remains outstanding on the date on which such payment occurs or would occur as a result thereof; and

(v) so long as (i) no Default or Event of Default under the Credit Agreement or this Note shall have occurred and be continuing before or after giving effect thereto and (ii) the Maker is in compliance with the financial covenants set forth in Section 8.11 of the Credit Agreement (calculated on a Pro Forma Basis after giving effect thereto), the Maker may make any additional Restricted Payments not otherwise permitted by this Section 8(b) in an aggregate amount not to exceed in any fiscal year the sum of (A) $24,000,000 (the “Annual RP Amount”) plus (B) 50% of the unused portion of the Annual RP Amount from the preceding fiscal year; provided, that Restricted Payments made pursuant to this Section 8(b)(v) during any fiscal year shall be deemed made, first, in respect of the Annual RP Amount permitted for such fiscal year as provided above and, second in respect amounts carried over from the prior fiscal year pursuant to clause (B) above;

(vi) cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for or by reference to Equity Interests of the Maker or any direct or indirect parent company of the Maker;

(viii) in accordance with the Matrix Acquisition Agreement and/or escrow agreement contemplated by the Matrix Acquisition Agreement, the Maker may, and may cause each Subsidiary to, (i) receive Equity Interests of the Maker released from the related escrow account or directly from the holders of such Equity Interest, and (ii) make payments to the management, employees and former employees of the Maker or any Subsidiary in the amounts provided under the CCHN Group Holdings, Inc. 2014 Cash Bonus Plan established in connection with the execution of the Matrix Acquisition Agreement;

(ix) (i) any payments in connection with a Permitted Bond Hedge Transaction and (ii) the exercise, settlement, unwinding or termination of any related Permitted Warrant Transaction by (A) delivery of shares of common stock of the Maker upon settlement thereof, (B) (I) set-off against the related Permitted Bond Hedge Transaction or (II) payment of an early termination amount thereof in common stock upon any early termination thereof or (C) a cash payment not to exceed the amount received upon any exercise, settlement, unwinding or termination of a related Permitted Bond Hedge Transaction;

(x) so long as no Default or Event of Default under the Credit Agreement or this Note shall have occurred and be continuing before or after giving effect thereto, the Maker may make regularly scheduled payments of interest in cash on Convertible Indebtedness; and

(xi) the Maker may pay cash dividends on the Series A Preferred in an amount not to exceed a rate of 5.5% per annum and PIK Dividends (as defined in the Series A Preferred Documents) in an amount not to exceed a rate of 8.5%; provided that the Maker may pay cash dividends on the Series A Preferred (or any Series A-1 Preferred Stock (as defined in the Series A Preferred Documents) that may be exchanged for, or converted from, outstanding Series A Preferred) in an amount not to exceed a rate of 10.5% per annum and PIK Dividends in an amount not to exceed a rate of 13.5% per annum with respect to Series A Preferred (or Series A-1 Preferred Stock) held by the Payees or its affiliates in the event shareholder approval of a “change of control” (under NASDAQ listing rules) in relation to the Payees is not obtained; provided, further, that no cash dividends shall be permitted to be paid under this Section 8(b)(xi) if a Default or Event of Default under the Credit Agreement or this Note shall have occurred and be continuing before or after giving effect to such payment.

(c) Investments. Make any Investments, except:

(i) Investments held by the Maker or such Subsidiary in the form of cash or Cash Equivalents;

(ii) Investments existing as of the Closing Date and set forth in Schedule 8.02 to the Credit Agreement (and any modification, replacement, renewal or extension thereof to the extent not involving any new cash Investment);

(iii) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, (ii) Investments by the Maker and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (iii) Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) Investments by any Loan Party in Foreign Subsidiaries to the extent such Investments are funded solely with the proceeds of the issuance by the Maker of its Equity Interests;

(iv) (i) Investments by any Loan Party in Excluded Subsidiaries that are not-for-profit entities, (ii) Investments by any Loan Party in Canadian Subsidiaries and (iii) Investments by the Loan Parties in Subsidiaries that are not Loan Parties, provided, that the aggregate amount for all Investments made pursuant to this clause (d) shall not exceed $90,000,000 at any one time outstanding; provided, that for purposes of determining compliance with this Section 8(c)(iv), the aggregate amount of such Investments made pursuant to this Section 8(c)(iv) shall be reduced by any dividends, distributions, or any other payments received in cash in respect of such Investments;

(v) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(vi) Guarantees and other Indebtedness permitted by Section 8(a) hereof, to the extent constituting Investments;

(vii) Permitted Acquisitions and the Matrix Acquisition;

(viii) loans and advances to employees, directors and officers of the Loan Parties and Subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,800,000 at any time outstanding and (ii) in connection with such Person’s purchase of Equity Interests of the Maker, in an aggregate amount not to exceed $1,800,000 at any time outstanding, in each case determined without regard to any write-downs or write-offs of such advances;

(ix) Investments in (i) Swap Contracts permitted under Section 8(a)(iv) and (ii) any Permitted Bond Hedge Transaction;

(x) bank deposits and prepaid expenses made in the ordinary course of business;

(xi) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 8.05 of the Credit Agreement; provided that such promissory notes and other non-cash consideration have been delivered to the Administrative Agent as collateral along with any necessary stock power or other endorsement reasonably requested by the Administrative Agent;

(xii) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(xiii) transactions permitted by Section 8.04 of the Credit Agreement to the extent constituting Investments;

(xiv) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business and upon the foreclosure with respect to any secured Investments or other transfer of title with respect to any secured Investment;

(xv) Investments in the form of certificates of deposit that serve as collateral for letters of credit issued to support reinsurance obligations of Captive Insurance Subsidiaries in the ordinary course of business;

(xvi) Investments made pursuant to Records Transactions; provided that the aggregate amount of all Investments made pursuant to this clause (xvi) shall not exceed $15,000,000 at any one time outstanding;

(xvii) Investments made in Foreign Subsidiaries in connection with the consummation and financing of the Ingeus Acquisition; provided that the aggregate amount of all such Investments shall not exceed (i) with respect to the initial purchase price paid in connection with the Ingeus Acquisition, $110,760,000 (of which, $29,160,000 shall be paid with Equity Interests), (ii) with respect to the payment of any Earn Out Obligations required to be paid pursuant to the Ingeus Purchase Agreement, $153,000,000 and (iii) with respect to the first year working capital needs of Ingeus and its Subsidiaries, $12,000,000;

(xviii) Investments of any Person existing at the time such Person becomes a Subsidiary of the Maker or consolidates or merges with the Maker or any of its Subsidiaries (including in connection with a Permitted Acquisition) and any modification, replacement, renewal or extension thereof to the extent not involving an additional cash Investment so long as such Investments were not made in contemplation of such Person becoming a Subsidiary of the Maker or of such consolidation or merger;

(xix) Investments (which may take the form of asset contributions) in Joint Ventures in an aggregate amount not exceeding $60,000,000 in any fiscal year; provided that, in addition, up to 50% of any unused amount for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year; and

(xx) other Investments (not including Investments in the Excluded Subsidiaries) by the Loan Parties and their Subsidiaries at any time not to exceed $18,000,000 in the aggregate.

9. Replacement of Note. Upon receipt of evidence satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonable satisfactory to the Maker, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Maker will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note. Any and all references herein to the Note shall include any Note issued pursuant hereto in replacement thereof.

10. Extensions of Maturity. All parties to this Note, whether maker, endorser, surety or guarantor, agree that the maturity of this Note, or any payment due hereunder, may only be extended at any time or from time to time following the written consent of the Payees and such extension shall not release, discharge or affect the liability of any such party.

11. Unconditional Obligations. Maker’s obligations under this Note shall be the absolute and unconditional duty and obligation of Maker and shall be independent of any rights of set-off, recoupment, or counterclaim which Maker might otherwise have against any Payee and the Maker shall pay absolutely the payments of principal, interest, fees, charges and expenses required hereunder and under the other Transaction Documents, free of any deductions and without abatement, diminution or set-off.

12. Waivers. The Maker (i) waives presentment, notice of dishonor and protest of this Note; (ii) consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by a Payee with respect to the payment or other provisions of this Note; and (iii) agrees that makers, endorsers, guarantors, and sureties for the indebtedness evidenced hereby may be added or released without notice to the Maker and without affecting the Maker’s liability hereunder. The liability of the Maker hereunder shall be absolute and unconditional.

13. Notices. All notices, communications and deliveries required or permitted by this Note shall be made in writing signed by the party making the same, shall specify the Section of this Note pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

If to the Maker:

The Providence Service Corporation

64 East Broadway Blvd.

Tucson, Arizona

Attention: General Counsel

Facsimile: (520) 747-6605

with a copy (which shall not constitute notice to the Maker) to:

Paul Hastings LLP

75 East 55th Street

New York, New York 10022

Attention: Barry A. Brooks

Facsimile: (212) 230-7777

If to a Payee:

c/o Coliseum Capital Management, LLC

One Station Place, 7th Floor South

Stamford, CT 06902

Attention: Christopher Shackelton

with a copy (which shall not constitute notice to the Payee) to:

Gibbons P.C.

One Pennsylvania Plaza, 37th Floor

New York, New York 10119

Attention: Frank T. Cannone

Facsimile: 973-639-8340

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 13.

14. Costs and Expenses. The Maker shall promptly pay (or reimburse, as the Payees may elect) all reasonable, out-of-pocket and documented costs and expenses which the Payees have incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation, perfection, protection of collateral, administration and enforcement of this Note including without limitation, the payment of all reasonable, out-of-pocket and documented attorneys’ fees in connection therewith, the collection of all amounts due under this Note, and all amendments, modifications, consents or waivers, if any, to the Transaction Documents. The Maker’s reimbursement obligations under this Section 14 shall survive any termination of this Note.

15. Financial Statements; Notices. So long as this Note shall remain outstanding, the Maker shall and shall cause each Subsidiary (provided that those provisions under this Section 15 with which Subsidiaries of the Maker are required to comply shall exclude from such compliance any Captive Insurance Subsidiary) to deliver to the Payees:

(a) upon the earlier of the date that is ninety days after the end of each fiscal year of the Maker or the date such information is filed with the SEC, a consolidated balance sheet of the Maker and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than qualifications resulting solely from the classification of the Loans as short term Indebtedness during the one year period prior to the Maturity Date) or exception or any qualification or exception as to the scope of such audit; and

(b) upon the earlier of the date that is forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Maker or the date such information is filed with the SEC, the unaudited consolidated balance sheet of the Maker and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of earnings and cash flows of the Maker and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and fairly presenting in all material respects the financial condition, earnings and cash flows of the Maker and its Subsidiaries in accordance with GAAP, subject only to year-end audit adjustments and the absence of footnotes.

16. Notices. So long as this Note shall remain outstanding, the Maker shall:

(a) Promptly following knowledge thereof by a Responsible Officer (and in any event, within two Business Days of such knowledge), notify the Payee of the occurrence of any Default.

(b) Promptly following knowledge thereof by a Responsible Officer (and in any event, within five Business Days of such knowledge), notify the Payee of any matter that has resulted in a Material Adverse Effect.

Each notice pursuant to this Section 16 shall be accompanied by a statement of a Responsible Officer of the Maker setting forth details of the occurrence referred to therein and stating what action the Maker has taken and proposes to take with respect thereto. Each notice pursuant to Section 16(a) shall describe with particularity any and all provisions of this Note that have been breached.

17. Integration; Amendment. This Note and the other Transaction Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof. No amendment of this Note, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the Maker and each Payee.

18. Successors and Assigns. This Note (i) shall be binding upon the Maker and the Payees and, where applicable, their respective heirs, executors, administrators, successors and permitted assigns; and (ii) shall inure to the benefit of the Maker and the Payees and, where applicable, their respective heirs, executors, administrators, successors and permitted assigns; provided, however, that the Maker may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Payees, and any such assignment or attempted assignment by the Maker shall be void and of no effect with respect to the Payees; and provided further that the Payees may not assign their rights or obligations hereunder or any interest herein on or prior to the three hundred (300)-day anniversary of the Issuance Date without the prior written consent of the Maker and any such assignment or attempted assignment by the Payees shall be void and of no effect with respect to the Maker. After the three hundred (300)-day anniversary of the Issuance Date, this Note may be assigned by any one or more Payees in whole or in part, and Annex A shall be adjusted accordingly, and the Maker will issue a new Note or Notes, of applicable tenor and amount.

19. Severability. The illegality, unenforceability or inconsistency of any provision of this Note or any instrument or agreement required hereunder shall not in any way affect or impair the legality, enforceability or consistency of the remaining provisions of this Note or any instrument or agreement required hereunder.

20. Waiver of Jury Trial. The Maker (by its execution of this Note) and the Payee (by its acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against the Maker or the Payee, or any successor or assign of the Maker or the Payee, on or with respect to this Note or which in any way relates, directly or indirectly, to the obligations of the Maker to the Payee under this Note or any other Transaction Document, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. MAKER AND PAYEE HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

21. Governing Law; Jurisdiction and Venue; Waiver of Service of Process. This Note and all issues relating to this Note and the rights and obligations of Payee and Maker, as appropriate (including, without limitation, the validity, construction, interpretation, and enforceability of this Note and its various provisions and consequences and legal effect of all transactions and events which resulted in the issuance of this Note or which occurred or were to occur as a direct or indirect result of this Note having been executed) shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its rules pertaining to conflict of laws. Any action which is based, directly or indirectly, on this Note or any matter in or related to this Note, shall be brought only in the courts of the State of New York. Each of the Payee and the Maker irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. THE MAKER WAIVES PERSONAL SERVICE OF ANY

AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MESSENGER, CERTIFIED MAIL OR REGISTERED MAIL DIRECTED TO THE MAKER IN ACCORDANCE WITH SECTION 13 OF THIS NOTE AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO MAKER’S ADDRESS.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as an instrument under seal by its below indicated representative this 23rd day of October, 2014.

THE PROVIDENCE SERVICE CORPORATION

By:

	Name:	Warren S. Rustand
	Title:	Chief Executive Officer

[Signature Page – Bridge Note]

ANNEX A

Payee Allocations

Payee	Principal Amount

Coliseum Capital Partners, L.P.	$31,110,008

Coliseum Capital Partners II, L.P.	$8,010,444

Blackwell Partners, LLC	$9,496,215

Coliseum Capital Co-Invest, L.P.	$16,883,333

Exhibit “A”

Subordination Terms

1. General. This Note and any amounts payable hereunder or under any other Subordinated Note Documents (the “Subordinated Obligations”) are and shall be expressly subordinate and junior in right of payment to the prior Payment in Full of all existing and future Senior Indebtedness. In furtherance of the foregoing, until all the Senior Indebtedness is Paid in Full, Maker shall not make, and the Payees shall not accept, receive or retain from Maker any direct or indirect payment (in cash, property, or securities or otherwise) upon or in respect of any Subordinated Obligations; provided, however, while the Senior Indebtedness remains outstanding, in whole or in part, the Payees shall have the right to receive and retain only the following payments on account of the Subordinated Obligations: (i) the non-refundable prepayment of cash interest, in an amount not to exceed $3,014,795, to be paid on the Issuance Date of the Note for the period from the Issuance Date through and including the date one hundred twenty (120) days after the Issuance Date (the “Pre-Paid Interest Payment”); (ii) payments in the form of Junior PIK Payments or Junior Securities; and (iii) the prepayment or repayment of the Subordinated Obligations exclusively from the proceeds of the Maker’s issuance of its Series A Preferred Stock, par value $0.001, pursuant to a registered Rights Offering.

2. Subordination in the Event of Dissolution. Upon any distribution of assets of the Maker upon any dissolution, winding up, total or partial liquidation or reorganization of the Maker, whether voluntary or involuntary, in a bankruptcy, insolvency, receivership or similar Proceeding or upon an assignment for the benefit of creditors (a “Liquidation Proceeding”):

(i) the holders of the Senior Indebtedness shall first be entitled to receive Payment-in-Full of the Senior Indebtedness (including any interest, fees, premium, expenses and other charges that accrue before or after any Proceeding irrespective of whether such interest, fees, premium, expenses and other charges are allowed as a claim in any Proceeding) before any Payee is entitled to receive any payment on account of the Subordinated Obligations (other than payments in the form of Junior PIK Payments or Junior Securities);

(ii) any payment or distribution (other than payments in the form of Junior PIK Payments or Junior Securities) of assets of the Maker of any kind or character, whether in cash, property or securities to which any Payee would be entitled except for the provisions of this Agreement, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution, directly to the Senior Agent to the extent necessary to make Payment-in-Full of all Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions to the holders of such Senior Indebtedness; and

(iii) in the event that, in connection with a Liquidation Proceeding, notwithstanding the foregoing, any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, shall be received by any Payee on account of the Subordinated Obligations (other than the Pre-Paid Interest Payment and payments in the form of Junior PIK Payments or Junior Securities) before all Senior Indebtedness is Paid-in-Full, such payment or distribution shall be received and held in trust by such Payee for the benefit of the holders of such Senior Indebtedness and shall be paid over or transferred to the Senior Agent to the extent necessary to make Payment-in-Full of all Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions to the holders of such Senior Indebtedness.

3. Remedies Standstill.

(i) Prior to the Payment-in-Full of all Senior Indebtedness, no Payee shall take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note or any Subordinated Note Document, or exercise or continue to exercise any other right or remedy at law or equity that such Payee might otherwise possess, to collect any amount due and payable in respect of the Subordinated Obligations, including, without limitation, the acceleration of the Note, the commencement of any collection or enforcement action, the taking of any lien or security interest in any property of the Maker, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction; provided, that each Payee may exercise any or all such rights after the expiration of the Standstill Period. If any holder of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity, each Payee shall be entitled to accelerate the maturity hereof prior to the expiration of the Standstill Period but shall not be entitled to take any other action described above prior to the expiration of the Standstill Period; provided however, that the acceleration of this Note shall immediately be reversed if and when the holders of the Senior Indebtedness rescind the acceleration taken above by such holders. Until Payment-in-Full of all Senior Indebtedness, the Payee will not ask, demand, accept, receive or retain any guarantee of the Subordinated Obligations, or any collateral security for the payment of Subordinated Indebtedness, or any other form of payment assurance as to the Subordinated Indebtedness, from the Maker or any affiliate of the Maker.

(ii) Notwithstanding the foregoing, any Payee may:

A. in the event a Proceeding has been commenced by or against the Maker, file any notice, claim or statement of interest, or vote any claim, with respect to the Subordinated Obligations;

B. file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims for any of the Subordinated Obligations (to the extent not otherwise inconsistent with the terms hereof);

C. file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Maker arising under either a Proceeding or applicable non-bankruptcy law (to the extent not otherwise inconsistent with the terms hereof);

D. take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against the Maker; or

E. vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions with respect to the Subordinated Obligations that are, in each case, not otherwise inconsistent with the terms hereof.

4. Payments Held in Trust; Subrogation.

(i) Payments Held in Trust. In the event that any payment or distribution of assets on account of the Subordinated Obligations (other than the Pre-Paid Interest Payment and any such payments or distributions in the form of Junior PIK Payments or Junior Securities) shall be made by or on behalf of the Maker and received by any Payee, at a time when such payment or distribution was prohibited by the terms hereof then, such payment or distribution shall be received and held in trust by such Payee for the benefit of the holders of the Senior Indebtedness, and shall be paid over or delivered by such Payee to the Senior Agent (together with all necessary endorsements) to the extent necessary to make Payment-in-Full of all Senior Indebtedness remaining unpaid, after giving effect to all concurrent payments and distributions to the Senior Creditors.

(ii) Subrogation. After all amounts payable under or in respect of Senior Indebtedness are Paid-in-Full, the Payee shall be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Payee have been applied to the payment of Senior Indebtedness. A distribution made hereunder to any holder of Senior Indebtedness which otherwise would have been made to a Payee is not a payment by the Maker on Senior Indebtedness.

5. No Prejudice or Impairment. Nothing contained in this Exhibit “A” or elsewhere in this Note is intended to or shall impair, as between Maker and its creditors other than the holders of Senior Indebtedness, the obligations of Maker to the Payee to pay any Subordinated Indebtedness as and when such Subordinated Indebtedness shall become due and payable in accordance with its terms, or to affect the relative rights of the Payees and creditors of Maker (other than the holders of Senior Indebtedness). The fact that failure to make any payment on account of the Subordinated Indebtedness is by reason of the operation of any provision of this Exhibit “A” shall not be construed as preventing the occurrence of an Event of Default under this Note.

6. Insolvency Proceedings.

(i) In connection with any Proceeding, the provisions of this Exhibit “A” shall remain in full force and effect and enforceable pursuant to their terms in accordance with Section 510(a) of the Bankruptcy Code and such other applicable laws of similar effect, and all references herein to any Maker shall be deemed to apply to such Maker as debtor-in-possession and to any trustee or receiver for the estate of such Maker.

(ii) In the event of any Proceeding, the Senior Indebtedness shall be Paid-in-Full before any payment or distribution of any character, whether in cash, securities (other than Junior PIK Payments and Junior Securities) or other property shall be made, received or accepted for or on account of any Subordinated Obligations. In the event of any Proceeding, any payment or distribution in any such Proceeding of any kind or character (other than Junior PIK Payments and Junior Securities), whether in cash, securities or other property that would otherwise (but for this Agreement) be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered by the person making such distribution or payment, whether a trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent, or otherwise, directly to the Senior Agent for application to payment of the Senior Indebtedness.

(iii) In connection with any Proceeding, no Payee shall contest (or support any other person contesting) (a) any request by the Senior Agent (or any holder of the Senior Indebtedness) for adequate protection, (b) any objection by the Senior Agent (or any holder of the Senior Indebtedness) to any motion, relief, action or proceeding based on the Senior Agent (or such holder) claiming a lack of adequate protection in the Proceeding of its interest in the Collateral, (c) any sale of any assets of the Maker to the extent that the Senior Agent has consented to such sale, (d) any use of cash collateral by the Maker to the extent that the Senior Agent has consented to such sale, or (e) any debtor-in-possession financing sought by the Maker to the extent that the Senior Agent has consented thereto.

(iv) In connection with any Proceeding, if a Payee shall fail to file appropriate claims or proofs of claim in respect of the Subordinated Note Documents within ten (10) days of any applicable bar date, the Senior Agent is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Subordinated Note Documents and to file claims and proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of such Payee with respect to the Subordinated Note Documents.

(v) In connection with any Proceeding, the issuance by Maker of securities to the Payee of this Note in connection with any plan of reorganization shall not constitute the payment or distribution on account of this Note if such securities are subordinated to the Senior Indebtedness at least to the same extent and in the same manner as this Note is subordinated to the Senior Indebtedness pursuant hereto.

7. Subordination Not Impaired: Benefit of Subordination. Each Payee agrees and consents that, without notice to or assent by such Payee, and without affecting the liabilities and obligations of the Maker and the rights and benefits of the holders of the Senior Indebtedness set forth in this Exhibit “A”:

(i) The obligations and liabilities of the Maker and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, replaced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released, and the holders of the Senior Indebtedness may amend, modify or supplement any agreement or instrument governing, securing or evidencing the Senior Indebtedness; provided, however, (a) in no event shall the aggregate principal amount of the Senior Indebtedness be increased above the Maximum Senior Indebtedness Principal Amount, and (b) in no event shall any such amendment decrease the aggregate principal amount of loans or commitments permitted to be incurred under the Subordinated Note Documents;

(ii) The holders of Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness; and

(iii) Any balance or balances of funds with any holder of Senior Indebtedness at any time outstanding to the credit of the Maker may, from time to time, in whole or in part, be surrendered or released;

all as the holders of the Senior Indebtedness, and any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein.

8. Modification of Subordinated Note Documents. The provisions of this Exhibit “A”, as incorporated in the Note, are for the benefit of the holders from time to time of Senior Indebtedness and, prior to Payment-in-Full of the Senior Indebtedness, neither this Note nor any other Subordinated Note Document may be modified, rescinded or canceled in whole or in part without the prior written consent of the holders of Senior Indebtedness.

9. Covenants of Payee. Until all of the Senior Indebtedness has been Paid-in-Full:

(i) No Payee shall hereafter give any subordination in respect of the Subordinated Indebtedness.

(ii) Each Payee hereby undertakes and agrees for the benefit of the holders of Senior Indebtedness that, upon the occurrence and during the continuance of a Senior Default, it shall take any actions reasonably requested by the Senior Agent to effectuate the full benefit of the subordination contained herein.

10. Third Party Beneficiaries; Reliance. The provisions of this Exhibit “A” are for the benefit of, and shall be enforceable directly by, the holders of the Senior Indebtedness, and each such holder shall be a third party beneficiary of the provisions of this Exhibit “A” and be deemed to have acquired the Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, in reliance upon the covenants and provisions contained in this Exhibit “A”. The provisions of this Exhibit “A” shall not be amended, modified or supplemented in any manner without the consent of the Senior Agent and any amendment, modification or supplement to this Exhibit “A” made without the consent of the Senior Agent shall be of no force and effect.

11. No Waiver. No right of any present or future holders of any Senior Indebtedness to enforce the provisions of this Exhibit “A” shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or any of its subsidiaries or affiliates, or by any act or failure to act by any such holder, or by any noncompliance by Maker with any of the terms and provisions hereof, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

12. Reinstatement. To the extent any payment of the Senior Indebtedness (whether by or on behalf of Maker, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be preferential, set aside or required to be paid by any holder of Senior Indebtedness to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or similar person or entity, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding, but only to the extent such Senior Indebtedness is not extinguished (including the termination of all commitments to lend under any of the documents evidencing the Senior Indebtedness), as if such payment has not occurred for purposes of this Exhibit “A”.

13. Waiver of Notice of Acceptance; Enforcement by Specific Performance. To the extent permitted by applicable law, each Payee and the Maker hereby waive (1) notice of acceptance hereof by the holders of the Senior Indebtedness, and (2) all diligence in the collection or protection of or realization upon the Senior Indebtedness. The Maker and each Payee hereby expressly agree that the holders of Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Exhibit “A” or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

14. Definitions. As used in this Exhibit “A” and elsewhere in this Note, the following terms shall have the following meanings:

“Junior PIK Payments” means payments of interest by payment-in-kind or on an accretion basis (and not made in cash).

“Junior Securities” means any of the following securities of the Maker: (a) any note or debt security issued in substitution of all or any portion of the Subordinated Obligations (including, without limitation, notes issued in payment of interest or other amounts under the Note) that is subordinated to the Senior Indebtedness (or any note or other securities issued in substitution of all or any portion of the Senior Indebtedness) at least to the same extent as the Subordinated Obligations are subordinated to the Senior Indebtedness pursuant to the terms of this Exhibit “A” and (b) any equity security, which, prior to the Payment-in-Full of all Senior Indebtedness, is non-cash-paying and does not provide for any cash dividends, “puts” or mandatory redemptions and which does not have any terms (and is not subject to or entitled to the benefit of any agreement or instrument that has terms) that are more burdensome to the Maker than the terms of the Subordinated Obligations.

“Maximum Senior Indebtedness Principal Amount” means the sum of (A) $600 million plus (B) the aggregate amounts actually advanced under Section 2.02(f) of the Senior Credit Agreement provided that the sum of all such advances under this clause (B) does not exceed $75 million, plus (C) the aggregate amount of any obligations of the Maker or any Loan Party owing to a Treasury Management Bank in respect of any Secured Treasury Management Agreement, plus (D) the aggregate amount of any obligations of the Maker or any Loan Party owing to a Swap Bank in respect of any Secured Swap Contract. For purposes of this definition, the terms “Loan Party,” “Treasury Management Bank,” Secured Treasury Management Agreement,” “Swap Bank,” and “Secured Swap Contract” shall have the meanings ascribed to such respective terms in the Senior Credit Agreement.

“Proceeding” shall mean (i) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization, readjustment, composition or other similar case or proceeding relating to the Maker or its property, (ii) any liquidation, dissolution, reorganization or winding up of the Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings or (iii) any assignment for the benefit or creditors or any other marshalling of Maker’s property.

“Paid-in-Full” or “Payment-in-Full” means with respect to the Senior Indebtedness, (i) the payment in full in cash of all outstanding Senior Indebtedness (other than contingent indemnity obligations to the extent that no claim giving rise thereto has been asserted), (ii) the termination of all commitments to extend credit that would constitute Senior Indebtedness and (iii) the termination or cash collateralization of letters of credit in an amount not to exceed 105% of the face amount of such obligations; provided that in no event shall a refinancing or restatement of the Senior Indebtedness constitute Payment-in-Full or Paid-in-Full of such Senior Indebtedness.

“Senior Agent” means Bank of America, N.A. in its capacity as the administrative agent and collateral agent under the Senior Credit Agreement, together with its successors and assigns, any successor agent for the holders of any Senior Indebtedness.

“Senior Credit Agreement” shall mean that certain Amended and Restated Credit and Guaranty Agreement, dated as of August 2, 2013, by and among The Providence Service Corporation, as Borrower, certain of its domestic subsidiaries as guarantors, Bank of America, N.A. as Administrative Agent, and the other lenders party thereto from time to time, dated as of as amended, restated, modified, supplemented, increased, (including amendments which increase the principal amount thereof and interest and fees thereon), replaced or refinanced from time to time, all other agreements executed or delivered pursuant thereto or in connection therewith or replacement thereof and all other agreements evidencing obligations secured thereunder.

“Senior Default” means an Event of Default as defined in the Senior Credit Agreement.

“Senior Indebtedness” means all amounts payable by the Maker under the Senior Credit Agreement including any interest, fees, premium, expenses and other charges that accrue before or after any Proceeding at the rate provided in the Senior Credit Agreement irrespective of whether such interest, fees, premium, expenses and other charges are allowed as a claim in any Proceeding.

“Standstill Period” means a time period continuing for 270 consecutive days after the date of delivery of written notice by any Payee of this Note to the Senior Agent stating that (A) an Event of Default under this Note has occurred and is continuing thereunder, and (B) such Payee intends to demand, or has demanded, the repayment of all the principal outstanding under the Note; provided further that such Standstill Period shall be extended after such 270 day period for so long as the Senior Agent has commenced (or attempted to commence or given notice of its intent to commence) and is diligently continuing the exercise of any of its rights or remedies with respect to the Senior Indebtedness.

“Subordinated Note Documents” means the Note and all other agreements and instruments now or hereafter executed pursuant thereto or in connection therewith in each case as such agreements and instruments may be amended (including any amendment and restatement thereof), supplemented, waived or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other purchaser or group of purchasers, in each case, subject to the limitations hereof.

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